Yum! Brands Expects Full-Year 2014 EPS Growth of At Least 20%;
Reports Estimated November China Division Same-Store Sales Increased 1%;
Will Host Investor Update Meeting on Wednesday, December 4, 2013

Louisville, KY (December 2, 2013) - Yum! Brands Inc. (NYSE: YUM), in advance of its Annual Investor Meeting, reconfirms its full-year 2013 EPS forecast of high-single to low double-digit decline versus prior year, excluding Special Items. Yum! expects to deliver at least 20% EPS growth in 2014, excluding Special Items.

David C. Novak, Chairman and CEO, said, “We expect to have a strong bounceback in 2014 following a year that is clearly below our high expectations. In China, we have an aggressive plan to reignite sales at KFC and we expect continued strong performance at Pizza Hut Casual Dining. In addition, our international new-unit development pipeline remains extremely robust. We expect to open at least 1,850 new restaurants outside the U.S., further strengthening our leadership position in emerging markets. We also expect continued development momentum in the U.S. and are excited about our upcoming national breakfast launch at Taco Bell.

Importantly, with our recent announcement to combine our Yum! Restaurants International (YRI) and U.S. individual divisions for KFC, Pizza Hut and Taco Bell, effective January 1, 2014, we are well positioned to more aggressively accelerate growth in the years ahead. We remain focused on the three keys to driving shareholder value: new-unit development, same-store sales growth and generating high returns on invested capital.”

2014 OVERALL GUIDANCE

Yum! expects to deliver at least 20% EPS growth in 2014, excluding Special Items.

▪	China Division operating profit growth of at least 40%

▪	At least 1,850 new international units, including:

-	700 new units in China

-	150 new units in India

-	At least 600 new units at KFC

-	At least 400 new units at Pizza Hut

▪	Global capital expenditures of $1.2 billion

▪	Worldwide G&A increase of about 4%

▪	Estimated tax rate for years 2014 - 2016 between 26% and 28%

▪	Foreign currency translation expected to have a slightly negative impact on earnings

▪	Interest expense expected to be about $140MM

▪	1% reduction in average diluted shares outstanding as a result of share repurchases

CHINA DIVISION NOVEMBER SALES

November same-store sales increased an estimated 1% for the China Division. This estimate included even sales at KFC and 7% growth at Pizza Hut Casual Dining. It is important to note a limited-time “Half Priced” bucket promotion yielded an approximate 16% increase in KFC same-store sales for the first 10 days of the month. This promotion ended on November 10th. KFC same-store sales were down approximately 8% for the remainder of November. This particular promotion will not be repeated in December.

As a reminder, the fourth quarter for the China Division includes the months of September, October, November and December. We will release our December same-store sales, which will be our final monthly sales release, for the China Division on January 13, 2014.

2013 ANNUAL INVESTOR MEETING

The Annual Investor Meeting will be held on Wednesday, December 4, 2013 from 8:45 am to 2:00 pm EST in New York City. The theme is “Recognizing the Power of Yum!: On the Ground Floor of Global Growth.” The company will share its plan to continue to be the defining global company that feeds the world, as well as present a business update and take questions on its strategies and global expansion outlook. This meeting will be webcast live and a replay of this webcast will be available following the event. The webcast and presentations will be available online through the Yum! Brands Investor Relations website at http://www.yum.com/investors.

ADDITIONAL INFORMATION

Definitions of terms are available online at www.yum.com under “Investors”.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: food safety and food borne-illness issues; economic conditions, consumer preferences, adverse publicity, tax rates, the regulatory environment, increased competition and other risks in China, where a significant and growing portion of our restaurants are located; economic and political conditions in the other countries where we operate; the success of our international development strategy; commodity, labor and other operating costs; our ability to secure and maintain distribution and adequate supply to our restaurants; the continued viability and success of our franchise and license operators; publicity that may impact our business and/or industry; pending or future litigation and legal claims or proceedings; the impact or threat of any widespread illness or outbreaks of viruses or other diseases; consumer preferences and perceptions of our brands; the success of our refranchising strategy; significant changes in global economic conditions, including consumer spending, consumer confidence and unemployment; new and changing government regulations; our effective tax rates and disagreements with taxing authorities; our ability to protect the integrity and security of individually identifiable data of our customers and employees; competition within the retail food industry, including with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties; and risks associated with the Little Sheep business. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 130 countries and territories. Yum! is ranked #201 on the Fortune 500 List with revenues of over $13 billion in 2012 and in 2013 was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine. The Company’s restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened over five new restaurants per day, making it a leader in international retail development.

Analysts are invited to contact:
Steve Schmitt, Vice President Investor Relations, at 888/298-6986
Donny Lau, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Virginia Ferguson, Director Public Relations, at 502/874-8200